As filed with the Securities and Exchange Commission on October 18, 2007

Registration No. 333-141672

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-3

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

RARE Hospitality International, Inc.

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation or organization)

58-1498312

(I.R.S. Employer Identification No.)

8215 Roswell Road, Building 600

Atlanta, Georgia 30350

(770) 399-9595

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

c/o Paula J. Shives, Esq.

Senior Vice President,

General Counsel and Secretary

Darden Restaurants, Inc.

5900 Lake Ellenor Drive

Orlando, Florida 32809

(407) 245-4000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Gary L. Tygesson, Esq.

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

(612) 340-2600

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 4 relates to the Registration Statement on Form S-3 (Registration No. 333-141672) of RARE Hospitality International, Inc. (the “Company”), a Georgia corporation, filed on March 29, 2007, pertaining to $125,000,000 aggregate principal amount of 2.50% Convertible Senior Notes due November 15, 2026 (the “Convertible Senior Notes”) and 2,871,125 shares of common stock issuable upon conversion of the Convertible Senior Notes.

On October 1, 2007, Surf & Turf Merger Corp. (“Merger Sub”), a Georgia corporation and a wholly owned subsidiary of Darden Restaurants, Inc. (“Darden”), a Florida corporation, merged (the “Merger”) with and into the Company pursuant to the terms of an Agreement and Plan of Merger, dated as of August 16, 2007, by and among Darden, Merger Sub and the Company (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock outstanding at the effective time of the Merger (the “Effective Time”), except for treasury shares, shares owned by Darden, Merger Sub or any other wholly owned subsidiary of the Company or Darden, restricted stock and shares subject to dissenters’ rights, was converted into the right to receive $38.15 in cash. At the Effective Time (i) the treasury shares and shares owned by Darden or Merger Sub were cancelled for no consideration, (ii) the shares owned by any other wholly owned subsidiary of the Company or Darden remained outstanding, subject to certain adjustments, (iii) the outstanding shares of restricted stock were automatically converted into a certain number of shares of Darden restricted stock in accordance with the exchange ratio set forth in the Merger Agreement, (iv) the outstanding stock options were automatically converted into options to purchase a certain number of shares of Darden common stock in accordance with the exchange ratio set forth in the Merger Agreement and (v) the outstanding performance-based restricted stock units were automatically converted into stock units relating to a certain number of shares of Darden common stock, in accordance with the exchange ratio and subject to certain terms and conditions set forth in the Merger Agreement. As a result of the Merger, the Company became a wholly owned subsidiary of Darden.

Following the Merger, the Company is deregistering all of the Company’s securities and therefore hereby removes from registration all securities of the Company registered pursuant to this Registration Statement that remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on October 18, 2007.

RARE HOSPITALITY INTERNATIONAL, INC.

By:	/s/ William R. White, III
Name: William R. White, III Title: President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following person in the capacities indicated on the 18th day of October, 2007.

Signature	Title

/S/ WILLIAM R. WHITE, III William R. White, III	President, Treasurer and Director (principal executive, financial and accounting officer)